Attachment B




December 1, 2006

Board of Trustees
Century Capital Management Trust
100 Federal Street, 29th Floor
Boston, MA  02110

Re:  Fee Waiver and Expense Reimbursement Agreement

Dear Gentlemen:

Century Capital Management, LLC hereby confirms our agreement with you as follows:

Pursuant to an Investment Advisory Agreement dated as of January 29, 2004 (the "Advisory Agreement"), you have employed us to manage the investment and reinvestment of the assets of Century Shares Trust (the "Fund"), a series of Century Capital Management Trust.

We hereby agree that, notwithstanding any provision to the contrary contained in the Advisory Agreement, we shall limit, by waiver of the fees payable to us pursuant to the Advisory Agreement or by reimbursement, the aggregate expenses of every character incurred by the Fund's Investor Shares, excluding brokerage commissions, taxes, interest and litigation, indemnification and other extraordinary expenses (the "Limitation"). Under the Limitation, we agree that, effective February 28, 2007 through February 28, 2008, such expenses shall not exceed a percentage of average daily net assets equal to, on an annualized basis, 1.45%.


                                   Very truly yours,

                                   CENTURY CAPITAL MANAGEMENT, LLC


                                   By:      /s/ Alexander L. Thorndike
                                            -------------------------------
                                            Alexander L. Thorndike
                                            Managing Partner